Exhibit 99.1

Encore Capital Group Announces $50 Million Share Repurchase Program

SAN DIEGO, November 15, 2012 — Encore Capital Group, Inc. (Nasdaq: ECPG), through its subsidiaries (the “Company”), a leading provider of debt management and recovery solutions for consumers and property owners across a broad range of assets, today announced the approval of a $50 million share repurchase program by its Board of Directors. The share repurchase program is expected to be executed over the course of the next year.

“Our continued solid financial performance, together with our new $575 million credit facility, and strong balance sheet, will enable us to take the fullest advantage of market opportunities and return capital to shareholders,” said Paul Grinberg, Executive Vice President and Chief Financial Officer. “Today’s announcement shows our team’s confidence in our prospects, and is consistent with our mission of allocating capital in a way that provides the greatest return for our shareholders.”

The Company may purchase shares on the open market, through private transactions, block transactions, or other methods as determined by the Company’s management and in accordance with market conditions, other corporate considerations, and applicable regulatory requirements.

About Encore Capital Group, Inc.

Encore Capital Group is a leading provider of debt management and recovery solutions for consumers and property owners across a broad range of assets. Through its subsidiaries, the Company purchases portfolios of consumer receivables from major banks, credit unions, and utility providers, and partners with individuals as they repay their obligations and work toward financial recovery. Through its Propel Financial Services, LLC subsidiary, the Company assists property owners who are delinquent on their property taxes by structuring affordable monthly payment plans.

Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P SmallCap 600, and the Wilshire 4500. More information about the Company can be found at www.encorecapital.com. The Company’s website and the information contained therein, is not incorporated into and is not a part of this press release.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results, performance, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Encore Capital Group, Inc.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapital.com

Adam Sragovicz (858) 309-9509

adam.sragovicz@encorecapital.com